Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release
For Immediate Release

Contact:
C. Harril Whitehurst, Jr.
Senior Vice President and CFO
804-897-3900
hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.
REPORTS LOSS FOR THE THIRD QUARTER 2011

Midlothian, Virginia, November 16, 2011.  Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), reported today its financial results for the third quarter of 2011.  For the three months ended September 30, 2011, the Company had a net loss of $(5,245,000) and a net loss available to common shareholders of $(5,467,000), or $(1.29) per fully diluted share, compared to net income of $334,000 and net income available to common shareholders of $112,000, or $0.03 per fully diluted share, for the same period in 2010.

For the nine months ended September 30, 2011 the Company had a net loss of $(4,905,000) and a net loss available to common shareholders of $(5,566,000) or $(1.31) per fully diluted share.  This compares to net income of $1,282,000 and net income available to common shareholders of $622,000 or $0.15 per fully diluted share for the same period in 2010.

While the Bank’s pre-tax, pre-provision earnings has continued to remain strong and improving in 2011, a significant increase in the provision for loan losses led directly to the third quarter operating loss.  An additional $9,508,000 was added to the allowance for loan losses compared to $1,410,000 for the same period in 2010.  This additional provision in the third quarter significantly increased our ratio of the allowance for loan losses to total loans from 1.64% at June 30, 2011 to 3.43% at September 30, 2011.  Based on our continuing efforts to evaluate our assumptions and judgments in assessing the adequacy of the allowance for loan losses and in conjunction with discussions with our regulators, we determined that continuing depressed market conditions as well as financial difficulties experienced by some of our more significant borrowers warranted the addition of a significant provision for loan losses in this quarter.

Third Quarter 2011 Highlights

➢
Our net interest margin declined slightly to 3.63% for the third quarter of 2011 from 3.65% for the second quarter of 2011 and 3.74% for the third quarter of 2010.  This decline in our net interest margin is primarily a result of a strategic shift in our interest-earning assets from loans to investment securities and federal funds sold and the negative impact of nonaccrual loans on interest income.  Our cost of funds declined to an all-time low of 1.59% for the third quarter of 2011 from 1.73% for the second quarter of 2011 and 2.06% for the third quarter of 2010.

➢
In addition to the significant provision for loan losses recorded in the third quarter, earnings were also negatively affected by expenses related to foreclosed real estate of $388,000 compared to $362,000 for the second quarter of 2011 and $327,000 for the third quarter of 2010.

➢
Pre-tax, pre-provision earnings amounted to $1,592,000 for the third quarter of 2011, a decrease of $324,000, or 17%, compared to the $1,916,000 for the third quarter of 2010, and an increase of $303,000, or 24%, compared to the $1,289,000 for the second quarter of 2011.  The decline in pre-tax, pre-provision earnings from the same quarter in 2010 is primarily attributable to declines in the earnings by our mortgage company of $160,000 and in net interest income of $77,000.  The decline in earnings by our mortgage company is due to a decline in loans originated from $77,619,000 in the third quarter of 2010 compared to $60,603,000 in the third quarter of 2011.  The decline in net interest income is due to a strategic shift in our interest-earning assets from loans to investment securities and federal funds sold and the negative impact of a higher level of nonaccrual loans in the third quarter of 2011.

➢
Nonperforming assets, consisting of nonaccrual loans and foreclosed real estate, increased from $29,884,000 at June 30, 2011 to $35,580,000 at September 30, 2011, an increase of $5,696,000 or 19%.  The increase is attributable to a net increase in nonaccrual loans for the quarter of $10,799,000 offset by $1,812,000 in loan charge-offs, and $2,926,000 in sales of foreclosed real estate.  For the nine months ended September 30, 2011, nonperforming assets increased by $3,227,000, or 10%.

➢	The Bank’s total risk-based capital ratio decreased to 11.78% at September 30, 2011 from 12.47% at June 30, 2011. The Company and the Bank remained well capitalized at September 30, 2011.

Thomas W. Winfree, President and Chief Executive Officer, commented, “Our decision in the fall of 2009 to create a process for on-going review of our entire loan portfolio led us to set aside additional loan loss provisions in the third quarter of 2011.  Many of our borrowers continue to struggle in this challenging economic environment, and we believe taking this kind of aggressive action will better position the Bank when the economy does recover.  We believe this rigorous oversight of non-performing assets, which led us to significantly increase our loan loss reserves in the third quarter, leaves us in a better position to weather further deterioration of asset values should that occur.”

Mr. Winfree continued, “While the length and depth of this slow economy is historic, we remain very optimistic about the underlying strength of the Bank.  Borrowers on the majority of our classified loans are current and meeting their loan repayment obligations, our core earnings and liquidity are strong despite the continuing recession, and even with the increased provisions for loan losses, our capital ratios are strong.   We believe the pieces remain in place for good earnings when the economy rebounds.”

Net Interest Income and Net Interest Margin

Net interest income is our primary source of earnings and represents the difference between interest and fees earned on interest-earning assets and the interest paid on interest-bearing liabilities.  Net interest income for the three months ended September 30, 2011 was $4,964,000, a decrease of $77,000, or 2%, over net interest income of $5,041,000 for the same period in 2010.  This decrease is due to a strategic shift in our interest-earning assets from loans to investment securities and federal funds sold and the negative impact of a higher level of nonaccrual loans in 2011.  Our cost of funds continued to decline from 2.06% for the third quarter of 2010 to 1.59% for the third quarter of 2011.

Our net interest margin is reflected in the following table:

Net
Interest
Quarter Ended	Margin

September 30, 2010	3.74%
December 31, 2010	3.84%
March 31, 2011	3.79%
June 30, 2011	3.65%
September 30, 2011	3.63%

The decline in the net interest margin in the first nine months of 2011 is a result of a strategic shift in our interest-earning assets from loans to investment securities and federal funds sold and the negative impact of a higher level of nonaccrual loans in 2011.  Yields on loans generally are higher than yields on more liquid assets such as investment securities and federal funds sold.  This strategy is a result of our belief that it is important during these uncertain economic times to increase our liquidity.

Asset Quality and Provision for Loan Losses

Provisions for loan losses amounted to $9,508,000 for the three months ended September 30, 2011 compared to $1,410,000 for the same period in 2010.  Based on our continuing efforts to evaluate our assumptions and judgments in assessing the adequacy of the allowance for loan losses and in conjunction with discussions with our regulators, we determined that continuing depressed market conditions as well as financial difficulties experienced by some of our more significant borrowers warranted the addition of a significant provision for loan losses in this quarter. On a positive note, the Bank continues to work down its inventory of foreclosed properties and reinvest the proceeds into income-producing assets for the Bank.

Nonperforming assets consisting of nonaccrual loans and other real estate owned consisted of the following at the indicated dates (dollars in thousands):

	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2011	2011	2011	2010	2010

Nonaccrual loans
Number	130	102	97	106	117
Amount	$26,643	$17,902	$17,568	$20,324	$23,943
Other real estate owned	8,937	11,982	13,505	12,028	12,941

Nonperforming assets	$35,580	$29,884	$31,073	$32,352	$36,884

Percentage of total assets	5.87%	4.88%	5.11%	5.47%	6.32%

Nonperforming assets increased in the third quarter of 2011 after three consecutive declines from last year’s third quarter.  This increase reflects the continued depressed economic conditions, both nationally and in our local economy.  It is also indicative of why we believed that a significant provision for loan losses was warranted in the third quarter.

The following table reflects details related to asset quality and allowance for loan losses of Village Bank (dollars in thousands):

	As of and for the three months ended

	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
	2011	2011	2011	2010	2010

Loans 90 days past due and
still accruing	$102	$843	$440	$315	$738

Restructured loans	32,008	25,130	25,932	21,695	21,703

Nonaccrual loans	26,643	17,901	17,568	20,324	23,943

Other real estate owned	8,937	11,982	13,505	12,028	12,941

Allowance for loan losses
Beginning balance	$7,256	$7,434	$7,312	$9,819	$9,500
Provision for loan losses	9,508	900	1,003	1,692	1,410
Charge-offs	(1,812)	(1,089)	(883)	(4,207)	(1,091)
Recoveries	10	11	2	8	-
Ending balance	$14,962	$7,256	$7,434	$7,312	$9,819

Ratios
Allowance for loan losses to
Loans, net of unearned income	3.43%	1.64%	1.68%	1.61%	2.14%
Nonaccrual loans	56.16%	40.53%	42.32%	35.98%	41.01%
Nonperforming assets to total assets	5.87%	4.88%	5.11%	5.47%	6.32%

Tom Winfree, President and CEO, commented further, “Even though we had anticipated some further deterioration in the asset quality of some our classified loans, we found that depressed property valuations were even more significant than we had projected.  The harsh reality is that property valuations in our primary lending area remain stubbornly depressed, with few signs of any real improvement anytime in the immediate future.”

Noninterest Income

Noninterest income decreased from $2,662,000 for the three months ended September 30, 2010 to $2,597,000 for the same period in 2011, a decrease of $65,000, or 2%.  This decrease in noninterest income is primarily a result of lower income from our mortgage company.

Noninterest Expense

Noninterest expense increased by $183,000, or 3%, from the third quarter of 2010 to the third quarter of 2011.  The most significant increase in noninterest expense was an increase in expenses related to foreclosed assets of $160,000.

Consolidated Assets

Total assets increased by $14,062,000, or 2%, to $605,841,000 at September 30, 2011 from $591,779,000 at December 31, 2010. This increase in total assets was primarily attributable to an increase in liquid assets (cash and due from, federal funds sold and investment securities available for sale) of $44,833,000 offset by declines in loans held for investment of $24,724,000 and loans held for sale of $6,086,000.

Deposits and Other Borrowings

Deposits increased by $5,159,000, or 1%, from $499,012,000 at December 31, 2010 to $504,171,000 at September 30, 2011.  Checking and savings accounts increased by $30,918,000, money market accounts decreased by $6,413,000 and time deposits decreased by $19,345,000.  The cost of our interest bearing deposits declined to 1.51% for the third quarter of 2011 compared to 1.67% for the second quarter of 2011.

Other borrowings increased by $9,942,000 during the nine months ended September 30, 2011, from $41,679,000 at December 31, 2010 to $51,621,000 at September 30, 2011.  This increase in borrowings is primarily a result of an increase in advances from the Federal Home Loan Bank of $9,000,000 which was used to purchase securities at a positive interest rate spread.  The cost of borrowings decreased to 2.26% for the third quarter of 2011 compared to 2.27% for the second quarter of 2011.

The obligations of the Company with respect to the issuance of the Trust Preferred Capital Notes constitute a full and unconditional guarantee by the Company of the Trust’s obligations with respect to the Trust Preferred Capital Notes.  Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related Trust Preferred Capital Notes and require a deferral of common dividends.  In consideration of the Company’s Memorandum of Understanding with the Federal Reserve Bank of Richmond, which requires regulatory approval to make interest payments on these securities, the Company elected to defer interest payments on the junior subordinated debt securities of $89,135 due on June 15, 2011, and $89,135 due on September 15, 2011.  We also anticipate deferring interest payments of approximately $89,000 due December 15, 2011.  Although we elected to defer payment of the interest due, the amount has been accrued and is included in interest expense.

Equity

Consolidated stockholders’ equity totaled $43,997,000 at September 30, 2011, which represented a book value of $6.84 per common share.  At September 30, 2011, the Company and its subsidiary bank were classified as well-capitalized for regulatory capital purposes.

In consideration of the Company’s Memorandum of Understanding with the Federal Reserve Bank of Richmond, the Company notified the U.S. Treasury in May 2011 that the Company was going to defer the payment of the quarterly cash dividend of $184,225 due on May 16, 2011, and subsequent quarterly payments, on the Fixed Rate Cumulative Perpetual Preferred Stock, Series A.  The total arrearage on such preferred stock as of the date of this filing is $464,458.

Regulatory Examination

As a result of an examination performed by the FDIC in the first quarter of 2011 the results of which are just being finalized, the Bank expects to enter into a formal written agreement with the FDIC in the fourth quarter of 2011.  We are currently in discussions with the FDIC concerning the content of the formal written agreement and do not know its exact requirements at this time.  We believe, however, that those requirements, once finalized, will be more restrictive than those currently contained in the Bank’s Memorandum of Understanding with the FDIC.  In particular, we expect that, among other things, the formal written agreement could require an evaluation of management, new capital requirements, restrictions on asset growth, limitations on our ability to use brokered deposits and the interest rates we offer on deposits, and various actions to improve our asset quality and reduce the risk inherent in the Bank’s loan portfolio.  In addition, we could be required to develop and implement various written plans to improve oversight functions, capital, credit risk management, strategic planning and budgeting, interest rate risk, and liquidity and funds management.  As with our Memorandums of Understanding, we expect that our management and board of directors will be required to focus considerable time and attention on taking corrective actions to comply with the formal written agreement’s terms.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has fifteen full service banking offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Non-GAAP Financial Measures

This press release refers to the net interest margin which is calculated by dividing net interest income by total average earning assets.  We also refer to the efficiency ratio in this press release which is computed by dividing noninterest expense by the sum of net interest income and noninterest income.  Such information is not in accordance with accounting principles generally accepted in the United States (GAAP), and should not be construed as such.  These are non-GAAP financial measures that we believe are common financial measures used by the financial services industry and provide investors with important information regarding our financial performance.

Pre-tax, pre-provision earnings, which adds back tax expense and the provision for loan losses to net income, is provided to demonstrate a more representative comparison of core operational performance without the volatile credit quality that is typically present in times of economic stress such as the financial industry is currently experiencing.  We believe that such financial information is meaningful to the reader in understanding operating performance but caution that such information should not be viewed as a substitute for GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies in the Company’s markets could adversely affect operations; (5) a continuance of the current economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

Financial Highlights
(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2011	2010
	(Unaudited)
Balance Sheet Data
Total assets	$605,841	$591,779
Investment securities	56,691	53,597
Loans held for sale	13,786	19,872
Loans, net	421,831	446,555
Deposits	504,171	499,012
Borrowings	51,621	41,679
Stockholders' equity	43,997	48,320
Book value per share	$6.84	$7.87
Total shares outstanding	4,243,378	4,238,416

Asset Quality Ratios
Allowance for loan losses to
Loans, net of unearned income	3.43%	1.61%
Nonaccrual loans	56.16%	35.98%
Nonperforming assets to total assets	5.87%	5.47%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Selected Operating Data
Interest income	$6,963	$7,660	$21,463	$22,637
Interest expense	1,999	2,619	6,524	8,479
Net interest income before
provision for loan losses	4,964	5,041	14,939	14,158
Provision for loan losses	9,508	1,410	11,411	3,150
Noninterest income	2,597	2,662	7,060	7,859
Noninterest expense	5,970	5,787	17,923	16,925
Income tax expense (benefit)	(2,672)	172	(2,430)	660
Net income (loss)	(5,245)	334	(4,905)	1,282
Net income (loss) available to common shareholders	(5,467)	112	(5,566)	622
Income (loss) per common share
Basic	$(1.29)	$0.03	$(1.31)	$0.15
Diluted	$(1.29)	$0.03	$(1.31)	$0.15

Performance Ratios
Return on average assets	(3.43)%	0.22%	(1.09)%	2.83%
Return on average equity	(41.69)%	2.65%	(13.58)%	3.43%
Net interest margin	3.63%	3.74%	3.68%	3.48%
Efficiency (excluding expenses on forelcosed assets)	73.82%	70.88%	75.96%	72.29%

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